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                                                                   Exhibit 10.14

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 15th day of December, 2002, to be effective as of December 15, 2002 between TASER International, Incorporated (the "Company"), located at 7860 East McClain Drive, Suite 2, Scottsdale, Arizona 85260 and Douglas E. Klint (the "Executive"), residing at 165 Gideons Point Road, Tonka Bay, MN 55331

                                    RECITALS:

      WHEREAS, the Company wishes to provide for the employment of Executive as its Vice President, General Counsel for the term, and on the conditions, set forth herein; and

      WHEREAS, Executive desires to be assured of certain minimum compensation from Company for Executive's services during the term hereof and to be protected, and compensated, in the event of any change in the control affecting the Company; and,

      WHEREAS, Company desires reasonable protection of Company's confidential business and technical information which has been developed by the Company in recent years at substantial expense.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive each intend to be legally bound, covenant and agree as follows:

1. EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as its Vice President General Counsel, and Executive accepts such employment. Except as expressly provided herein, the termination of this Agreement by either party shall also terminate Executive's employment by Company.

2. DUTIES. Executive shall devote his full-time and best efforts to the Company and shall fulfill the duties of his position which shall include such duties as may, from time to time, be assigned to him by the Chief Executive or Board of Directors of the Company, provided such duties are reasonably consistent with Executive's education, experience and background.

3. TERM. Subject to the provisions of Sections 6 and 11 hereof, Executive's employment shall commence on the effective date hereof ("Employment Date") and continue through December 15, 2003, but shall be automatically extended, unless otherwise terminated in accordance herewith, for additional consecutive one year term on each December 15, thereafter, unless either party gives written notice to the other of termination in accordance herewith. In any event, the Agreement shall automatically
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terminate, without notice, when Executive reaches 70 years of age. If employment is continued after the age of 70 by mutual agreement, it shall be terminable at will by either party.

4. COMPENSATION.

      (a) 2002-2003 Annual Base Salary. For services rendered under this Agreement during the first year (December 15, 2002 through December 14, 2003) of this Agreement, Company shall pay Executive a minimum Base Salary ("Base Salary") (Base Salary shall mean regular cash compensation paid on a periodic basis exclusive of any and all benefits, bonuses or other incentive payments made or obligated by Company to Executive hereunder) at an annual rate of $160,000, payable in accordance with existing payroll practices of the Company. In subsequent years, based upon extensions of this Agreement, Executive's Base Salary shall be adjusted annually based upon a performance and compensation review conducted by the Compensation Committee of the Company's Board of Directors and negotiated and mutually agreed to, in good faith, between Executive and the Company's Board of Directors. Such review will be based upon both individual and Company performance and shall be completed by December 15 of each subsequent year. The foregoing 2002-2003 minimum Base Salary for Executive shall not prohibit Company's Board of Directors (or the Compensation Committee of Company's Board of Directors ), to set Executive's Base Salary during such initial one year term at an annual rate greater than that prescribed above; however in no instance shall Executive's Base Salary be less than that set forth above.

      (b) Annual Year-End Cash Bonus. Executive shall also be eligible to earn an annual year-end cash bonus which shall be determined by a review at the discretion of the Company's Board of Directors. Executive shall be eligible to earn a first year annual bonus in the amount of $15,000 payable as follows:

            -     50% upon admission to the Arizona Bar; and

            - 50% upon achievement of Company and individual business objectives to be established by your manager.

      (c) Fringe Benefits. In addition to the compensation and incentive payments payable to Executive as provided in Sections 4(a) and (b) above:

            (i) Vacation. Executive shall be entitled to four (4) weeks paid vacation each calendar year. All such paid vacation shall accumulate, so that if Executive's full vacation is not taken in a particular calendar year, any unused portion shall be carried into subsequent years; however, such accumulation shall not exceed an aggregate of four (4) calendar weeks.

            (ii) Long Term Disability. The Company shall also maintain (so long as such insurance is available at commercially standard rates) long-term disability policy on Executive providing for the payment to age
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                  65 of benefit equivalent to seventy percent (70%) of
                  Executive's annual Base Salary in the event Executive becomes permanently disabled as defined in Section 6(b)(ii).

            (iii) Other Benefits. The Executive shall be entitled to participate in all other benefit programs offered by the Company to its full-time executive employees, including, but not limited to, health, medical, dental and eye care; Southwest Airlines travel benefits; retirement benefits through the Company's pension and/or profit sharing plans; sick leave benefits; and accidental death and dismemberment coverages.

5. BUSINESS EXPENSES. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary business expenses (including the advancement of certain expenses) incurred by the Executive in performing his duties as an executive of the Company, provided that Executive accounts promptly such expenses to Company in the manner prescribed from time to time by the Company.

6. TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Sections 7, 8, 9, 10, 11, 12 and 13, this Agreement may be terminated prior to the expiration of its then remaining applicable term only as follows:

      (a) By the Company. The Company may terminate this Agreement under the following circumstances:

            (i)   For "Cause". Company may terminate this Agreement on thirty
                  (30) days written notice to Executive for "cause", including, fraud, misrepresentation, theft or embezzlement of Company assets, material intentional violations of law or Company policies, or a material breach of the provisions of this Agreement, including specifically the repeated failure to perform his duties as required by Section 2 hereof after written notice of such failure from Company; however, in the event of termination related to Executive's performance, Executive's termination shall only be effective upon the expiration of a sixty (60) day cure period following a lack of corrective action having been undertaken by Executive during said cure period.
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            (ii)  Without "Cause". The Company may terminate this Agreement upon six (6) months written notice without "cause." The Base Salary compensation due and owing by the Company to Executive following either of such early terminations of this Agreement shall be paid as set forth at Section 7(a)(iv) hereof.

      (b)   Death and Disability.

            (i) Death. If Executive should die during the term of this Agreement, this Agreement shall thereupon terminate; provided, however, that the Company shall pay to the Executive's beneficiary or estate the compensation provided in Section 7(a)(ii) below.

            (ii) Permanent Disability. In the event the Executive should become permanently disabled during the term of this Agreement, this Agreement shall also terminate. For the purposes hereof, a permanent disability shall mean that disability resulting from injury, disease or other cause, whether mental or physical, which incapacitates the Executive from performing his normal duties as an employee, appears to be permanent in nature and contemplates the continuous, necessary and substantially complete loss of all management and professional activities for a continuous period of six (6) months.

            (iii) Partial Disability. If the Executive should become partially disabled, he shall be entitled to his salary as provided herein for a period of nine (9) months. At the end of said period of time, if such Executive remains partially disabled, the disabled Executive's salary shall be reduced according to the amount of time the disabled Executive is able to devote to the Company's business.

            (iv) Temporary Disability. In the event the Executive should become disabled, but such disability is not permanent, as defined above, such disabled Executive shall be entitled to his salary for a period of nine (9) months. If such temporary disability continues longer than said period of time, then the disabled Executive shall be deemed to have become permanently disabled for the purposes of this Agreement at the end of said nine (9) month period.
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7. COMPENSATION PAYABLE FOLLOWING EARLY TERMINATION.

      (a) In the event of any termination pursuant to Section 6, Executive's Base Salary shall be paid as follows:

            (i) In the event of termination pursuant to Section 6(a)(i) (for "cause"), Executive's Base Salary shall continue to be paid on a semi-monthly basis for sixty (60) days from the effective date of such termination and Executive shall also be entitled to continue to participate in those benefit programs provided by subsections 4(e)(iv-viii) (inclusive), for twelve (12) months following such termination, at Executive's expense;

            (ii) In the event of termination of this Agreement by reason of Executive's death, Executive's Base Salary shall terminate as of the end of the eighteenth (18th) month following the Executive's death;

            (iii) In the event of termination of this Agreement by reason of disability, Executive's Base Salary shall be terminated as of the end the eighteenth (18th) month period following Executive's inability to perform his duties occurs; and

            (iv)  In the event of any termination by the Company pursuant to
                  Section 6(a)(ii) (without "cause"), Executive's Base Salary shall be continued to be paid on a semi-monthly basis, but shall terminate at the end of the six (6) month period following such written notice of termination by the Company. In lieu of such continued semi-monthly Base Salary, the Company and Executive may agree to a lump-sum distribution to Executive pursuant to such termination in a form, substance and manner mutually acceptable to Company and Executive, pursuant to a written Severance Agreement then mutually negotiated between the Company and Executive in connection with such termination.

      (b) In the event of termination by reason of Executive's death, disability, termination without cause, or any Change in Control, as defined at Section 11:
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            (i)   Executive shall receive a pro rata portion (prorated through the last day Base Salary is payable pursuant to clauses
                  (a)(ii), (a)(iii) and (a)(iv), respectively) of any bonus or incentive payment (for the year in which death, disability or termination occurred), to which he would have been entitled had he remained continuously employed for the full fiscal year in which death, disability or termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to the death, disability or termination;

            (ii) The right to exercise any unexpired and non-vested stock options previously granted Executive shall immediately vest and accelerate; and

            (iii) Any and all payments owing to Executive arising from a termination of this Agreement resulting from a permanent or partial disability of Executive shall first be provided and paid pursuant to the Company's existing disability policy, as then in effect, but shall be further supplemented to the extent provided by this Agreement but all such payments due and owing to Executive arising from such permanent or partial disability shall not be cumulative or aggregated.

8. CONFIDENTIAL INFORMATION.

      (a) For purposes of this Section 8, the term "Confidential Information" means information which is not generally known and which is proprietary to Company, including: (i) trade secret information about Company and its services; and (ii) information relating to the business of Company as conducted at any time within the previous two
            (2) years or anticipated to be conducted by Company, and to any of its past, current or anticipated products, including, without limitation, information about Company's research, development, services, purchasing, accounting, engineering, marketing, selling, leasing or servicing. All information which Executive has a reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whethis originated by Executive, or by others, and without regard to the manner in which Executive obtains access to such information.

      (b)   Executive will not during the term of this Agreement and
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            following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by Company without the prior authorization of Company and will use reasonably prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all of such Confidential Information.

9. INVENTIONS.

      (a) For purposes of this Section 9, the term "Inventions" means discoveries, improvements and ideas (whethis or not in writing or reduced to practice) and works of authorship, whethis or not patentable or copyrightable: (1) which relate directly to the business of Company, or to Company's actual or demonstrably anticipated research or development; (2) which result from any work performed by Executive for Company; (3) for which equipment, supplies, facilities or trade secret information of Company is utilized; or (4) which were conceived or developed during the time Executive was obligated to perform the duties described in Section 2.

      (b) Executive agrees that all Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive's employment with Company (except as otherwise provided above), shall be the sole and exclusive property of Company. Upon termination of this Agreement, Executive shall turn over to a designated representative of Company all property in Executive's possession and custody belonging to Company. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of Company which came into Executive's possession at any time during the term of this Agreement.

      Executive is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed initially on the Executive's own time and: (1) which does not relate: (a) directly to the business of Company; or (b) to Company's actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Executive for the Company.

10. NON-COMPETITION. Executive agrees that for a period of eighteen (18) months following termination of this Agreement for any reason (except in the case of termination of this Agreement pursuant to Section 11 because of a Change
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in Control or any Business Combination or any termination of this Agreement without cause), he will not directly or indirectly, alone or as a partner, officer, director, or shareholder of any other firm or entity, engage in any commercial activity in the United States in competition with any part of Company's business: (a) that was under the Executive's management or supervision during the last year of employment by Company; or (b) with respect to which Executive has Confidential Information as defined in Section 8 of this Agreement.

11. "BUSINESS COMBINATION" OR "CHANGE IN CONTROL".

      (a) Change in Control. For purposes of this Section 11, a "Business Combination" or "Change in Control" with respect to, or concerning, the Company shall mean the following:

            (i) the sale, lease, exchange or other transfer, directly or indirectly of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

            (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

            (iii) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing: (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors; or
                  (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

            (iv)  any person becomes after the effective date of this

                  Agreement the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of: (A) 20% or more, but not 50% or more, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors; or (B) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

            (v) the Incumbent Directors cease, for any reason, to constitute at least a majority of the Company's Board; or

            (vi) a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whethis or not the Company is then subject to such reporting requirements.

      (b) Incumbent Directors. For purposes of this Section 11, the term "Incumbent Directors" shall mean any individual who is a member of the Board of the Company on the effective date of this Agreement, as well as any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors (either by specific vote or by approval of the Proxy Statement of the Company in which such individual is named as a nominee for director without objection to such nomination).

      (c) Executive's Option to Terminate This Agreement. It is expressly recognized by the parties that a Business Combination would necessarily result in material alteration or diminishment of Executive's position and responsibilities. Therefore, if, during the term of this Agreement, there shall occur, with or without the consent of Company, any Business Combination or Change in Control, Executive shall have an exclusive option to terminate this Agreement on twenty (20) calendar days' notice to the Company.

      (d) Compensation Payable to Executive Upon Termination Following a Change in Control. It is expressly recognized that Executive's position with Company and agreement to be bound by the terms of this Agreement represent a commitment in terms of Executive's personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options now and in the future open to Executive in Company's areas of endeavor. Accordingly, in the event Executive elects to terminate this Agreement in connection with any Business Combination or Change in Control under this Section 11:

            (i) Executive shall be under no obligation whatever to seek other employment opportunities during any period between termination of this Agreement under this Section 11 and the expiration of Executive's then unexpired term of this Agreement as it existed at the time of termination, or twenty-four (24) months, whichever is longer, and Executive shall not be obligated to accept any other employment opportunity which may be offered to Executive during such period;

            (ii) During such unexpired term of this Agreement, or for six (6) months thereafter, whichever is longer, Executive shall continue to receive on a semimonthly basis, Executive's Base Salary then in effect upon the date of such notice to the Company hereunder;

            (iii) In lieu of the continued cash compensation provided in Section 11(d)(ii) above, Executive may elect, in writing, to receive from the Company a lump sum cash settlement in an amount equal to 199% of Executive's then existing Base Salary for six (6) months (at the rate in effect immediately prior to such Business Combination); provided, however, Executive's election to receive a lump sum cash settlement from the Company, in lieu of the semi-monthly payments specified above, shall occur and be paid within 90 days of the termination of this Agreement arising from any such Business Combination or any Change in Control.

            (iv) Executive's termination of this Agreement by reason of a Change in Control described in this Section 11 and the receipt by Executive of any amounts pursuant to subsection 11(d), shall not preclude Executive' continued employment with Company, or the surviving entity in any Business Combination, on such terms as shall then be mutually negotiated between Company (or any such surviving entity) and Executive following such termination;
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            (v) The right to exercise all unexpired and non-vested stock options in favor of Executive shall immediately vest and accelerate;

            (vi) Executive shall be entitled to continue to participate in those benefit programs and perquisites provided by subsection 4(c) hereof, for six (6) months following termination, at the Company's expense; and

            (vii) Notwithstanding any other provisions of this Agreement, or any other agreement, contract or understanding heretofore, or hereafter, entered into between the Company and Executive, if any "payments" (including without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) and the nature of compensation under any arrangement that is considered contingent on a change in control for purpose of Section 2800 of the Internal Revenue Code of 1986, as amended (the "Code"), togethis with any other payments that Executive has the right to receive from the Company, or any corporation that is a member of an "affiliated group" (as defined in Section 1504A of the Code without regard to Section 1504B of the Code), of which the Company is a member, would constitute a "parachute payment" (as defined in Section 2800 of the Code), the aggregate amount of such payments shall be reduced to equal the largest amount as would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided however, Executive shall be entitled to designate and select among such payments that will be reduced, and/or eliminated, in order to comply with the forgoing provision of the Code.

12. NO ADEQUATE REMEDY. The parties declare that is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

13. MISCELLANEOUS.

      (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the
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            Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company's obligations to Executive hereunder. Any such successor or assign shall be included in the term "Company" as used in this Agreement.

      (b) Notices. All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified hisein, be in writing and be delivered or mailed to any such party at its address which:

            (i)   In the case of Company shall be:

                  TASER International, Incorporated
                  7339 East Evans Road
                  Scottsdale, Arizona 85260

                  With a copy to:

                  Thomas P. Palmer, Esq.
                  Tonkon Torp, LLP
                  1600 Pioneer Tower
                  888 SW Fifth Avenue
                  Portland, Oregon 97204

            (ii)  In the case of the Executive shall be:

                  Douglas E. Klint
                  165 Gideons Point Road
                  Tonka Bay, MN 55331

      Either party may, by notice hereunder, designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.

      (c) Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

      (d) Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Arizona. Any dispute involving or affecting this agreement, or the services to be performed shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

      (e) Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      (f) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

      (g) Modification. This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.

      (h) No Conflicting Business. Executive agrees that he will not, during the term of this Agreement, transact business with the Company personally, or as an agent, owner, partner, shareholder of any other entity; provided, however, Executive may enter into any business transaction that is, in the opinion of the Company's Board of Directors, reasonable, prudent or beneficial to the Company, so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by the designated members of the Company's Board of Directors.

      (i) Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon; provided, however, that this Agreement shall not deprive Executive of any other rights Executive may have now, or in the future, pursuant to law or the provisions of Company benefit plans.

      (j) Counterparts. This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constitute one in the same instrument.

      (k) Amendment. This Agreement may be modified only by written agreement executed by both parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

                        TASER INTERNATIONAL, INCORPORATED


                        /s/ Patrick W. Smith
                         -------------------------
                        Its: Chief Executive Officer
                         -------------------------


                        EXECUTIVE


                        /s/ Douglas E. Klint
                        --------------------------
                        Douglas E. Klint